EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2018 Third Quarter Results and Increases the Bottom of its Fiscal 2018 EPS Guidance

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Earnings before income taxes increased 20.7 percent, finishing at $37.0 million in the third quarter of fiscal 2018 compared to $30.6 million in the third quarter of fiscal 2017. This marks our 11th consecutive quarter of profit growth.

•	Earnings per diluted Class A Nonvoting Common Share were $0.49 in the third quarter of fiscal 2018 compared to $0.43 in the same quarter of the prior year.

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Total revenues increased 8.2 percent, which consisted of organic revenue growth of 3.2 percent and an increase of 5.0 percent from foreign currency translation. This is our fourth consecutive quarter of organic revenue growth.

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Earnings per diluted Class A Common Share guidance for the full year ending July 31, 2018 was tightened to a range of $1.95 to $2.00 from a previous range of $1.90 to $2.00, exclusive of tax charges primarily related to the enactment of the U.S. tax legislation.

MILWAUKEE (May 24, 2018)--Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2018 third quarter ended April 30, 2018.

Quarter Ended April 30, 2018 Financial Results:
Earnings before income taxes increased 20.7 percent, finishing at $37.0 million for the third quarter of fiscal 2018 compared to $30.6 million for the third quarter of fiscal 2017.
Net earnings for the quarter ended April 30, 2018, were $26.0 million compared to $22.6 million in the same quarter last year.
Earnings per diluted Class A Nonvoting Common Share were $0.49 for the third quarter of fiscal 2018, compared to $0.43 in the same quarter last year.
Sales for the quarter ended April 30, 2018 increased 8.2 percent to $298.4 million compared to $275.9 million in the same quarter last year. By segment, sales increased 7.8 percent in Identification Solutions and 9.1 percent in Workplace Safety, which consisted of organic sales growth of 3.7 percent in Identification Solutions and 1.7 percent in Workplace Safety.

Nine-Month Period Ended April 30, 2018 Financial Results:
Earnings before income taxes increased 17.7 percent, finishing at $106.8 million for the nine-month period ended April 30, 2018, compared to $90.7 million in the same period last year.
Net earnings for the nine-month period ended April 30, 2018 were $56.1 million compared to $70.4 million in the same period last year. During the nine-month period ended April 30, 2018, net earnings were reduced by $21.1 million due to tax charges primarily related to the passage of the U.S. Tax Cuts and Jobs Act of 2017. The prior nine-month period ended April 30, 2017 was impacted by a cash repatriation which resulted in a lower than normal income tax rate.
Earnings per diluted Class A Nonvoting Common Share were $1.07 for the nine-month period ended April 30, 2018, compared to $1.36 in the same period last year. Income tax expense in the prior nine-month period ended April 30, 2017 was impacted by a cash repatriation which increased earnings per diluted Class A Nonvoting Common Share by approximately $0.09, whereas the impact on income tax expense for the nine-month period ended April 30, 2018 from tax charges primarily related to the enactment of U.S. tax legislation was a reduction of approximately $0.40 of earnings per diluted Class A Nonvoting Common Share.
Sales for the nine-month period ended April 30, 2018 increased 6.3 percent to $876.4 million compared to $824.1 million in the same period last year. By segment, sales increased 6.7 percent in Identification Solutions and 5.6 percent in Workplace Safety, which consisted of organic sales growth of 3.7 percent in Identification Solutions and an organic sales decline of 0.1 percent in Workplace Safety.

Commentary:
“Our continued focus on innovation and the development of high-quality products resulted in organic sales growth of 3.2 percent in the quarter, which was driven by both the Identification Solutions and Workplace Safety businesses. This marks our fourth consecutive quarter of organic sales growth and our eleventh consecutive quarter of year-over-year pre-tax earnings growth. We take a consistent and balanced approach to driving organic sales growth while executing sustainable efficiency gains throughout our global operations and SG&A structure,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “We expect this positive organic sales trend to continue as we launch innovative new products in our Identification Solutions business, and as our Workplace Safety business returns to consistent quarterly organic sales growth and realizes benefits over the long-term due to its product innovation efforts.”
“Our cash generation remains strong,” said Brady’s Chief Financial Officer, Aaron Pearce. “Even after significantly increasing our investments in research and development, we still increased our net cash provided by operating activities by 23.6% this quarter and significantly increased our investments in capital expenditures. We also repaid $11.7 million in debt and finished in a net cash position of $72.7 million as of April 30, 2018. Our strong balance sheet provides us with significant flexibility for investing in opportunities to drive long-term value for our shareholders.”

Fiscal 2018 Guidance:
The Company is tightening its full year fiscal 2018 earnings per diluted Class A Nonvoting Common Share guidance from its previous range of $1.90 to $2.00 to a range of $1.95 to $2.00, exclusive of tax charges primarily related to the enactment of the U.S. Tax Cuts and Jobs Act of 2017. Included in this guidance is low-single digit organic sales growth, depreciation and amortization expense of approximately $26 million, and capital expenditures of approximately $20 to $25 million during the year ending July 31, 2018. The Company expects its full-year income tax rate, exclusive of charges primarily related to the enactment of the U.S. Tax Cuts and Jobs Act of 2017, to range from approximately 27 percent to 29 percent. The full benefit of the enactment of U.S. tax legislation will not be realized until next fiscal year. This guidance is based upon foreign exchange rates as of April 30, 2018.

A webcast regarding Brady’s fiscal 2018 third quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. Central Time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2017, employed approximately 6,300 people in its worldwide businesses. Brady’s fiscal 2017 sales were approximately $1.11 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; decreased demand for our products; Brady’s ability to retain large customers; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; Brady’s ability to execute facility consolidations and maintain acceptable operational service metrics; litigation, including product liability claims; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; foreign currency fluctuations; the impact of the Tax Reform Act and any other changes in tax legislation and tax rates; potential write-offs of Brady’s substantial intangible assets; differing interests of voting and non-voting shareholders; Brady’s ability to meet certain financial covenants required by our debt agreements; numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2017.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited; Dollars in thousands, except per share data)

	Three months ended April 30,		Nine months ended April 30,
	2018	2017	2018	2017
Net sales	$298,421	$275,927	$876,352	$824,104
Cost of products sold	147,339	136,018	435,513	409,679
Gross margin	151,082	139,909	440,839	414,425
Operating expenses:
Research and development	11,678	9,950	33,512	28,577
Selling, general and administrative	101,695	98,409	299,411	291,128
Total operating expenses	113,373	108,359	332,923	319,705

Operating income	37,709	31,550	107,916	94,720

Other income (expense):
Investment and other income	31	453	1,303	560
Interest expense	(761)	(1,375)	(2,453)	(4,565)

Earnings before income taxes	36,979	30,628	106,766	90,715

Income tax expense	10,979	8,075	50,657	20,312

Net earnings	$26,000	$22,553	$56,109	$70,403

Net earnings per Class A Nonvoting Common Share:
Basic	$0.50	$0.44	$1.09	$1.38
Diluted	$0.49	$0.43	$1.07	$1.36
Dividends	$0.21	$0.21	$0.62	$0.62

Net earnings per Class B Voting Common Share:
Basic	$0.50	$0.44	$1.07	$1.37
Diluted	$0.49	$0.43	$1.05	$1.34
Dividends	$0.21	$0.21	$0.61	$0.60

Weighted average common shares outstanding (in thousands):
Basic	51,747	51,227	51,628	50,972
Diluted	52,729	52,201	52,610	51,882

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	April 30, 2018	July 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$130,903	$133,944
Accounts receivable—net	161,319	149,638
Inventories:
Finished products	72,809	69,760
Work-in-process	20,126	18,117
Raw materials and supplies	22,598	19,147
Total inventories	115,533	107,024
Prepaid expenses and other current assets	17,295	17,208
Total current assets	425,050	407,814
Other assets:
Goodwill	435,426	437,697
Other intangible assets	48,036	53,076
Deferred income taxes	8,688	35,456
Other	17,758	18,077
Property, plant and equipment:
Cost:
Land	7,332	7,470
Buildings and improvements	98,005	98,228
Machinery and equipment	268,736	261,192
Construction in progress	6,557	4,109
	380,630	370,999
Less accumulated depreciation	282,181	272,896
Property, plant and equipment—net	98,449	98,103
Total	$1,033,407	$1,050,223
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Notes payable	$—	$3,228
Accounts payable	68,627	66,817
Wages and amounts withheld from employees	56,995	58,192
Taxes, other than income taxes	7,772	7,970
Accrued income taxes	5,564	7,373
Other current liabilities	42,436	43,618
Total current liabilities	181,394	187,198
Long-term obligations	58,157	104,536
Other liabilities	59,209	58,349
Total liabilities	298,760	350,083
Stockholders’ investment:
Common Stock:
Class A nonvoting common stock—Issued 51,261,487 and 51,261,487 shares, respectively, and outstanding 48,205,763 and 47,814,818 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	327,401	322,608
Earnings retained in the business	531,135	507,136
Treasury stock—3,055,724 and 3,446,669 shares, respectively of Class A nonvoting common stock, at cost	(76,291)	(85,470)
Accumulated other comprehensive loss	(48,146)	(44,682)
Total stockholders’ investment	734,647	700,140
Total	$1,033,407	$1,050,223

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Nine months ended April 30,
	2018	2017
Operating activities:
Net earnings	$56,109	$70,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,047	20,789
Non-cash portion of stock-based compensation expense	7,581	7,445
Deferred income taxes	26,501	(2,707)
Changes in operating assets and liabilities:
Accounts receivable	(10,710)	(931)
Inventories	(7,790)	666
Prepaid expenses and other assets	480	(1,987)
Accounts payable and accrued liabilities	(133)	754
Income taxes	(1,863)	(3,270)
Net cash provided by operating activities	89,222	91,162

Investing activities:
Purchases of property, plant and equipment	(14,755)	(10,856)
Other	(197)	38
Net cash used in investing activities	(14,952)	(10,818)

Financing activities:
Payment of dividends	(32,110)	(31,362)
Proceeds from exercise of stock options	10,011	18,674
Purchase of treasury stock	(1,278)	—
Proceeds from borrowing on credit facilities	17,439	154,653
Repayment of borrowing on credit facilities	(69,012)	(215,068)
Principal payments on debt	—	(16,371)
Income tax on equity-based compensation, and other	(2,344)	(512)
Net cash used in financing activities	(77,294)	(89,986)

Effect of exchange rate changes on cash	(17)	(2,509)

Net decrease in cash and cash equivalents	(3,041)	(12,151)
Cash and cash equivalents, beginning of period	133,944	141,228

Cash and cash equivalents, end of period	$130,903	$129,077

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended April 30,		Nine months ended April 30,
	2018	2017	2018	2017
NET SALES
ID Solutions	$212,154	$196,880	$628,291	$589,106
Workplace Safety	86,267	79,047	248,061	234,998
Total	$298,421	$275,927	$876,352	$824,104

SALES INFORMATION
ID Solutions
Organic	3.7%	(0.8)%	3.7%	0.6%
Currency	4.1%	(1.5)%	3.0%	(1.1)%
Total	7.8%	(2.3)%	6.7%	(0.5)%
Workplace Safety
Organic	1.7%	(4.6)%	(0.1)%	(2.5)%
Currency	7.4%	(2.9)%	5.7%	(2.1)%
Total	9.1%	(7.5)%	5.6%	(4.6)%
Total Company
Organic	3.2%	(1.9)%	2.7%	(0.3)%
Currency	5.0%	(1.9)%	3.6%	(1.4)%
Total	8.2%	(3.8)%	6.3%	(1.7)%

SEGMENT PROFIT
ID Solutions	$36,970	$32,633	$106,896	$94,676
Workplace Safety	7,537	5,120	21,037	17,615
Total	$44,507	$37,753	$127,933	$112,291
SEGMENT PROFIT AS A PERCENT OF SALES
ID Solutions	17.4%	16.6%	17.0%	16.1%
Workplace Safety	8.7%	6.5%	8.5%	7.5%
Total	14.9%	13.7%	14.6%	13.6%

	Three months ended April 30,		Nine months ended April 30,
	2018	2017	2018	2017
Total segment profit	$44,507	$37,753	$127,933	$112,291
Unallocated amounts:
Administrative costs	(6,798)	(6,203)	(20,017)	(17,571)
Investment and other income	31	453	1,303	560
Interest expense	(761)	(1,375)	(2,453)	(4,565)
Earnings before income taxes	$36,979	$30,628	$106,766	$90,715